Exhibit 99.1

FIRST PACTRUST BANCORP, INC. ANNOUNCES

3rd QUARTER EARNINGS

November 7, 2006

Chula Vista, California — First PacTrust Bancorp, Inc. (Nasdaq: FPTB), the holding company for Pacific Trust Bank, announced net income of $1.3 million for the quarter ended September 30, 2006, compared to $1.4 million for the quarter ended September 30, 2005. For the nine months ended September 30, 2006, First PacTrust Bancorp reported net income of $3.5 million compared to $3.6 million for the nine months ended September 30, 2005. First PacTrust Bancorp reported basic and diluted earnings per share of $0.31 and $0.30 for the third quarter ended September 30, 2006 compared to basic and diluted earnings per share of $0.33 and $0.32 for the third quarter ended September 30, 2005. First PacTrust Bancorp reported basic and diluted earnings per share of $0.86 and $0.83 for the nine months ended September 30, 2006 compared to $0.86 and $0.84 for the nine months ended September 30, 2005.

For the quarter ended September 30, 2006 total interest income increased $2.8 million to $12.0 million from $9.2 million in the prior year’s third quarter. This reflected an $83.5 million increase in the average balance of loans receivable due to growth, as well as a 94 basis point increase in the average yield on loans receivable over the prior year’s quarter. For the nine months ended September 30, 2006, total interest income increased $7.6 million to $33.6 million from $26.0 million in the same period of the prior year due also to loan growth as well as an increase in the average yield on loans receivable. During the nine month period ending September 30, 2006, the average balance of loans receivable increased $79.3 million while the average yield on loans receivable increased 80 basis points.

Total interest expense increased $2.9 million to $7.4 million for the quarter ended September 30, 2006 from $4.5 million for the prior year’s third quarter. This increase resulted primarily from a 128 basis point increase in the Company’s cost of funds due to increased market interest rates and a $62.8 million increase in the average balance of deposits from $468.7 million for the quarter ended September 30, 2005 to $531.5 million for the quarter ended September 30, 2006. Additionally, the average balance of Federal Home Loan Bank advances increased $25.1 million, in order to fund the growth in loan originations, and the average rate paid on those advances increased 134 basis points for the quarter ended September 30, 2006 compared to the prior year’s quarter. For the nine month period ending September 30, 2006, total interest expense increased $7.6 million to $19.4 million from $11.8 million for the nine month period ending September 30, 2005 due also to the Company’s increasing cost of funds, growth in deposit balances and increased FHLB advances. For the nine month period ended September 30, 2006, the Company’s cost of funds increased 115 basis points while the average balance of deposits increased $57.6 million from $456.5 million at September 30, 2005 to $514.1 million at September 30, 2006. For the nine month period ended September 30, 2006, the Company’s average balance of FHLB advances increased $28.8 million while the average rate increased 121 basis points.

As a result of the factors mentioned above, net interest income before provision for loan losses decreased $69,000 to $4.6 million for the quarter ended September 30, 2006, compared to $4.7 million in the same period of the prior year. For the nine months ended September 30, 2006, total net interest income before provision for loan losses decreased $80,000 to $14.2 million compared to $14.3 million for the nine months ended September 30, 2005.

During the third quarter of 2006, an $83,000 net provision recovery was made compared to a net provision recovery of $44,000 in the same period of the prior year. Provisions for loan losses of $100,000 and $208,000 were made for the nine month periods ended September 30, 2006 and 2005, respectively. Although loans increased during the three and nine month periods ended September 30, 2006 compared to the same periods of the prior year, the provision decreased for both periods due to continued low levels of charge-offs and limited non-performing assets, as well as other adjustments made for current economic trends. The total allowance for loan losses was $4.8 million or 0.64% of total loans at September 30, 2006.

Noninterest income increased $7,000 to $559,000 for the third quarter of 2006 from $552,000 for the same period of the prior year. Noninterest income of $1.6 million for the nine months ended September 30, 2006 was consistent with the same period of the prior year. Noninterest expense increased $97,000 to $3.4 million for the third quarter of 2006 from $3.3 million for the same period of the prior year. Noninterest expense increased $182,000 to $10.4 million for the nine months ended September 30, 2006 compared to $10.2 million for the same period of the prior year. The increase in both periods was primarily due to increased debit card servicing fees resulting from increased debit card fraud from the previous quarter. The Company does not expect these costs to continue and has implemented a new debit card fraud monitoring program in August 2006 that has already significantly reduced these costs.

Total assets increased by $58.3 million, or 7.7%, to $813.5 million at September 30, 2006 from $755.2 million at December 31, 2005. The most significant contributing factor was growth in loans receivable of $55.5 million. The increase in loans resulted primarily from loan originations exceeding repayments during the period, primarily reflecting growth in the

Company’s new Green account loan product. The Green account is America’s first fully-transactional flexible mortgage account and growth in this product is expected to continue. Additionally, an increase in Federal Home Loan Bank stock was required due to increased FHLB advances being used to fund the loan originations.

Total deposits increased by $44.9 million or 8.8% to $553.0 million at September 30, 2006 from $508.2 million at December 31, 2005. The balance of deposits increased as a result of continued competitive pricing and marketing efforts and reflected growth primarily in money market and certificate of deposit accounts.

Equity increased $2.9 million to $80.7 million at September 30, 2006 from $77.8 million at December 31, 2005. The net increase resulted primarily from net income of $3.5 million, ESOP shares earned of $909,000, stock awards earned of $441,000, the exercise of stock options of $190,000 and the tax benefit of vested stock awards of $190,000. Equity was decreased primarily by the payment of dividends of $1.9 million and the purchase of treasury stock of $436,000.

First PacTrust Bancorp, Inc. is headquartered in Chula Vista, California with nine banking offices serving primarily San Diego and Riverside Counties in California. Financial highlights of the Company are attached.

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.

Contact:

Hans Ganz, President and CEO

Phone: (619) 691-1519 ext 4000

FIRST PACTRUST BANCORP, INC.

SELECTED FINANCIAL INFORMATION

	Three Months Ended September 30		Nine Months Ended September 30
	2006	2005	2006	2005
	(In thousands)		(In thousands)
Selected Operations Data
Total interest income	$12,012	$9,176	$33,611	$26,042
Total interest expense	7,367	4,462	19,432	11,783

Net interest income	4,645	4,714	14,179	14,259
Provision(recovery) for loan losses	(83)	(44)	100	208

Net interest income after provision for loan losses	4,728	4,758	14,079	14,051
Noninterest income	559	552	1,634	1,605
Noninterest expense	3,392	3,295	10,356	10,174

Income before taxes	1,895	2,015	5,357	5,482
Income tax provision	640	661	1,868	1,908

Net income	$1,255	$1,354	$3,489	$3,574

Earnings per share
Basic	$.31	$.33	$.86	$.86

Diluted	$.30	$.32	$.83	$.84

	September 30, 2006	December 31, 2005
	(In thousands)
Selected Financial Condition Data
Total assets	$813,484	$755,177
Cash and cash equivalents	14,899	13,873
Loans receivable, net	744,037	688,497
Securities available for sale	13,998	14,012
Deposits	553,048	508,156
BOLI	16,175	15,675
Advances from Federal Home Loan Bank	174,500	164,200
Shareholders’ equity	80,721	77,769

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Selected Financial Ratios (1)
Return on average assets	.61%	.74%	.59%	.67%
Return on average equity	6.26	6.94	5.87	6.02
General and administrative expenses to average assets	1.66	1.80	1.74	1.91
Efficiency ratio (2)	65.18	62.57	65.49	64.13
Net interest margin	2.38	2.70	2.49	2.80

	As of September 30, 2006	As of September 30, 2005
Non-performing assets to total assets (3)	.00%	.27%
Book value per common share (4)	$19.65	$19.01

(1)	All applicable quarterly ratios reflect annualized figures.

(2)	Represents noninterest expense divided by net interest income plus noninterest income.

(3)	Consists of assets 90 days past due.

(4)	Represents total equity divided by total shares outstanding excluding unearned ESOP shares and unearned stock awards.